Exhibit 99.1

January 24, 2017	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports Fourth-Quarter and Full-Year Results

Full-Year 2016 Earnings Per Share Increased More Than 20 Percent

Exceeded 2016 Cost Savings Commitment

Full-Year 2016 Free Cash Flow Improved $1.6 Billion

Fourth-Quarter Highlights

•	GAAP[1] earnings per share totaled $0.29 versus a loss of $(0.26) per share in prior year. Operating earnings[2] per share nearly doubled to $0.51 from $0.27 in prior year.

•
Sales of $5.2 billion decreased 2 percent. Local price declined by 2 percent while currency benefited sales by 1 percent. Volume declined 1 percent as growth in Performance Materials, Electronics & Communications and Industrial Biosciences was more than offset by declines in Agriculture, due to timing of fourth-quarter seed sales primarily due to the southern U.S. route-to-market change. Excluding this timing change, sales would have increased 2 percent.

•	Segment operating margins expanded by 305 basis points.

•	GAAP operating costs[3] decreased by 5 percent. Operating costs[2], excluding significant items and non-operating pension/OPEB benefits, declined by 9 percent versus prior year.

Full-Year Highlights

•	GAAP[1] earnings per share increased 36 percent to $2.85 from $2.09 in prior year. Operating earnings[2] per share increased 21 percent to $3.35 from $2.77 in prior year.

•
Sales of $24.6 billion decreased 2 percent. Local price and currency each lowered sales by 1 percent. Volume was flat as growth in Performance Materials, Nutrition & Health and Industrial Biosciences was offset by declines in the other segments. Excluding the change in timing of fourth-quarter seed sales in Agriculture, sales decreased 1 percent.

•
Total company gross margin expanded 60 basis points, excluding a 70-basis-point benefit from a non-operating pension/OPEB curtailment gain. Segment operating margins expanded about 200 basis points, with increases in all reportable segments.

•	GAAP operating costs[3] decreased by 5 percent. Operating costs[2], excluding significant items and non-operating pension/OPEB costs, declined 11 percent, exceeding the 2016 cost savings commitment.

•	Free cash flow[4] improved $1.6 billion primarily due to higher earnings, lower capital expenditures, lower tax payments, and working capital improvements.

•
DuPont expects first-quarter 2017 GAAP[1] earnings per share to decrease about 18 percent versus prior year. First-quarter 2017 operating earnings[2] per share are expected to increase about 8 percent versus prior year.

1 Generally Accepted Accounting Principles (GAAP)
2 See schedules A, C, and D for definitions and reconciliations of non-GAAP measures.
3 GAAP operating costs defined as other operating charges, selling, general & administrative, and research & development costs.
4 Free cash flow is defined as cash used for operating activities less purchases of property, plant and equipment. See schedule A for reconciliation of non-GAAP measure.

E.I. du Pont de Nemours and Company

WILMINGTON, Del., Jan. 24, 2017 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced fourth-quarter 2016 GAAP earnings of $0.29 per share and operating earnings2 of $0.51 per share. Prior year GAAP and operating earnings2 were a loss of $(0.26) and earnings of $0.27 per share, respectively. GAAP income from continuing operations before taxes was $353 million, including charges of $(599) million related to an asset impairment charge and transaction costs offset by a $382 million non-operating pension/OPEB gain. Prior year GAAP loss from continuing operations before taxes was $(421) million, including a $(775) million charge for restructuring costs. Refer to Schedule B for details of significant items excluded from operating earnings per share.

For the full-year 2016, DuPont delivered GAAP earnings of $2.85 per share and operating earnings2 of $3.35 per share. Prior-year GAAP and operating earnings2 were $2.09 and $2.77 per share, respectively.

Fourth-quarter sales were $5.2 billion, down 2 percent versus prior year as a 1-percent benefit from currency was offset by a 2-percent decline in local price and a 1-percent decline in volume. Volume declined as growth in Performance Materials, Electronics & Communications and Industrial Biosciences was more than offset by declines in Agriculture, due to timing of fourth-quarter seed sales primarily due to the southern U.S. route-to-market change. Excluding this timing change, sales would have increased 2 percent. Full-year sales totaled $24.6 billion, down 2 percent versus prior year due to a 1-percent negative impact from currency and a 1-percent decline in local price. Volume was flat as growth in Performance Materials, Nutrition & Health and Industrial Biosciences was offset by declines in the other segments. Excluding the change in timing of fourth-quarter seed sales in Agriculture, sales decreased 1 percent.

Free cash flow4 improvement of $1.6 billion for the year reflected higher earnings, lower capital expenditures, lower tax payments, working capital improvements, and the absence of Chemours cash outflows.

“2016 was an important year for DuPont as we exceeded our expectations for earnings, cost savings, operating margin expansion and free cash flow improvement," said Ed Breen, chairman and CEO of DuPont. “We made excellent progress on our strategic priorities in 2016 to increase shareholder value, and we will build on this groundwork as we move into 2017. We look forward to closing the merger with Dow and are continuing to have constructive discussions with regulators in key jurisdictions. We now expect the merger to close in the first half of 2017, pending regulatory approval."

Global Consolidated Net Sales - 4th Quarter and Full Year

	Three Months Ended
	December 31, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$1,676	(11)	(7)	—	(4)	—
EMEA*	1,183	(1)	—	(1)	—	—
Asia Pacific	1,543	9	—	1	9	(1)
Latin America	809	—	2	7	(9)	—

Total Consolidated Net Sales	$5,211	(2)	(2)	1	(1)	—

	Twelve Months Ended
	December 31, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$10,413	(3)	(2)	—	—	(1)
EMEA*	5,739	(5)	1	(3)	(2)	(1)
Asia Pacific	5,801	3	(1)	(1)	4	1
Latin America	2,641	(3)	2	(2)	(2)	(1)

Total Consolidated Net Sales	$24,594	(2)	(1)	(1)	—	—

* Europe, Middle East & Africa

Segment Net Sales -4th Quarter and Full Year

	Three Months Ended
	December 31, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$1,393	(10)	(4)	4	(9)	(1)
Electronics & Communications	521	6	—	—	6	—
Industrial Biosciences	401	1	(1)	(1)	2	1
Nutrition & Health	809	—	—	—	—	—
Performance Materials	1,331	4	(2)	—	7	(1)
Protection Solutions	717	—	—	—	—	—
Other	39
Consolidated Net Sales	$5,211	(2)	(2)	1	(1)	—

Segment Net Sales -4th Quarter and Full Year, Continued

	Twelve Months Ended
	December 31, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$9,516	(3)	—	(2)	(1)	—
Electronics & Communications	1,960	(5)	(2)	—	(3)	—
Industrial Biosciences	1,500	1	—	(2)	2	1
Nutrition & Health	3,268	—	—	(2)	2	—
Performance Materials	5,249	(1)	(3)	(1)	3	—
Protection Solutions	2,954	(3)	(1)	—	(2)	—
Other	147
Consolidated Net Sales	$24,594	(2)	(1)	(1)	—	—

Operating Earnings - 4th Quarter and Full Year

			Change vs. 2015
(Dollars in millions)	4Q16	4Q15	$	%
Agriculture	$(19)	$(54)	$35	65%
Electronics & Communications	98	87	11	13%
Industrial Biosciences	67	78	(11)	-14%
Nutrition & Health	135	85	50	59%
Performance Materials	328	281	47	17%
Protection Solutions	142	147	(5)	-3%
Other	(48)	(71)	23	32%
Total segment operating earnings (5)	703	553	150	27%

Exchange gains (losses)(6)	106	(24)	130	nm
Corporate expenses (5)	(88)	(160)	72	-45%
Interest expense	(92)	(82)	(10)	12%
Operating earnings before income taxes (2)	629	287	342	119%

Provision for income taxes on operating earnings (2)	(180)	(51)	(129)
Less: Net loss attributable to noncontrolling interests	(2)	(3)	1
Operating earnings (2)	$451	$239	$212	89%

Operating earnings per share (2)	$0.51	$0.27	$0.24	89%
GAAP earnings per share	$0.29	$(0.26)	$0.55	212%

Operating Earnings - 4th Quarter and Full Year, Continued

			Change vs. 2015
(Dollars in millions)	YTD 2016	YTD 2015	$	%
Agriculture	$1,758	$1,646	$112	7%
Electronics & Communications	358	359	(1)	—%
Industrial Biosciences	270	243	27	11%
Nutrition & Health	504	373	131	35%
Performance Materials	1,297	1,216	81	7%
Protection Solutions	668	641	27	4%
Other	(215)	(235)	20	9%
Total segment operating earnings (5)	4,640	4,243	397	9%

Exchange gains (losses) (5)(6)	(106)	93	(199)	nm
Corporate expenses (5)	(340)	(573)	233	-41%
Interest expense	(370)	(322)	(48)	15%
Operating earnings before income taxes (2)	3,824	3,441	383	11%

Provision for income taxes on operating earnings (2)	(861)	(932)	71
Less: Net income attributable to noncontrolling interests	12	6	6
Operating earnings (2)	$2,951	$2,503	$448	18%

Operating earnings per share (2)	$3.35	$2.77	$0.58	21%
GAAP earnings per share	$2.85	$2.09	$0.76	36%

(5) See Schedules B and C for listing of significant items and their impact by segment.
(6) See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing fourth quarter and full year with the prior year, unless otherwise noted.

Agriculture - For the fourth-quarter 2016, an operating loss of $19 million improved $35 million, or 65 percent. A benefit from currency of $78 million and cost savings, were partially offset by timing of seed deliveries, primarily related to the southern U.S. route-to-market change. Operating margins expanded by about 210 basis points.

Full-year operating earnings of $1,758 million increased $112 million, or 7 percent, as cost savings and lower product costs were partially offset by timing of seed deliveries, primarily related to the southern U.S. route-to-market change and negative currency. Operating margins expanded by about 170 basis points.

Electronics & Communications - Fourth-quarter 2016 operating earnings of $98 million increased $11 million, or 13 percent, on cost savings and volume growth in Solamet® paste. Operating margins expanded by about 115 basis points.

Full-year operating earnings of $358 million were even with the prior year as cost savings were offset by lower sales and a $16 million litigation expense. Sales declined on weakness in consumer electronics markets and decreased demand in the photovoltaic market impacting sales of Tedlar® film. Operating margins expanded by about 90 basis points.

Industrial Biosciences - Fourth-quarter 2016 operating earnings of $67 million decreased $11 million, or 14 percent, primarily due to declines in CleanTech. Operating margins contracted by about 295 basis points.

Full-year operating earnings of $270 million increased $27 million, or 11 percent, reflecting cost savings and an increase in sales, partly offset by a negative impact from currency. Operating margins expanded by 155 basis points.

Nutrition & Health - Fourth-quarter 2016 operating earnings of $135 million increased $50 million, or 59 percent, on cost savings and a $27 million gain from an asset sale. Volume was flat as growth in sweeteners and probiotics was offset by declines in protein solutions. Operating margins expanded by 615 basis points.

Full-year operating earnings of $504 million increased $131 million, or 35 percent, on cost savings, volume growth in probiotics and cultures and a $27 million gain from an asset sale. Operating margins expanded by about 400 basis points.

Performance Materials - Fourth-quarter 2016 operating earnings of $328 million increased $47 million, or 17 percent, as lower product costs, cost savings, and increased demand in global automotive markets, more than offset the absence of $33 million in prior year benefits from the sale of a business and tax benefits associated with a manufacturing site. Operating margins expanded by 275 basis points.

Full-year operating earnings of $1,297 million increased $81 million, or 7 percent as cost savings, increased volumes, and lower product costs, more than offset a $63 million negative impact from currency and the absence of $49 million of benefits from the prior year, comprised of a net benefit from a joint venture, the sale of a business and the realization of tax benefits associated with a manufacturing site. Operating margins expanded by about 180 basis points.

Protection Solutions - Fourth-quarter 2016 operating earnings of $142 million decreased $5 million, or 3 percent, as cost savings were more than offset by higher costs due to lower plant utilization and the negative impact from currency. Operating margins contracted by about 60 basis points.

Full-year operating earnings of $668 million increased $27 million, or 4 percent, as cost savings were partially offset by the impact of lower sales. Operating margins expanded by about 150 basis points.

First-Quarter 2017 Outlook
We expect the merger to close in the first half of 2017, pending regulatory approval. Therefore, only guidance for the first quarter of 2017 is being provided. The company expects first-quarter 2017 GAAP earnings to decrease about 18 percent from prior year. The company’s first-quarter 2017 GAAP earnings include an expected charge of about $0.15 per share for transaction costs associated with the planned merger with Dow. Prior year GAAP earnings included a net benefit of $0.18 per share from significant items, primarily due to a gain on the sale of an entity.

First-quarter 2017 operating earnings2 are expected to increase about 8 percent versus prior year driven by benefits from cost savings and the impact of the change in timing for seed deliveries, primarily related to the southern U.S. route-to-market change in Agriculture. These benefits are anticipated to be partially offset by the expected reduction in planted corn acres in the U.S.

DuPont will hold a conference call and webcast on Tuesday, Jan. 24, 2017, at 8:00 AM ET to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 6670063#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
This earnings release includes information that does not conform to U.S. generally accepted accounting principles (GAAP) and are considered non-GAAP measures. These measures include the company’s consolidated results and earnings per share on an operating earnings basis, which excludes significant items and non-operating pension and other postretirement employee benefit costs (operating earnings and operating EPS), total segment pre-tax operating earnings, operating costs and corporate expenses on an operating earnings basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the company’s segments, including allocating resources and evaluating incentive compensation. From a liquidity perspective, management uses free cash flow, which is defined as cash provided/used by operating activities less purchases of property, plant and equipment. Free cash flow is useful to investors and management to evaluate the company’s cash flow and financial performance, and is an integral financial measure used in the company’s financial planning process. Management believes that these non-GAAP measurements are meaningful to investors as they provide insight with respect to ongoing operating results of the company and provide a more useful comparison of year-over-year results. These non-GAAP measurements supplement our GAAP disclosures and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D. Details of significant items are provided in schedule B.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit
http://www.dupont.com.

Forward-Looking Statements: This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," similar expressions, and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology and, in general, for products for the agriculture industry; outcome of significant litigation and environmental matters, including realization of associated indemnification assets, if any; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could affect demand as well as availability of products for the agriculture industry; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses; and risks related to the agreement entered on December 11, 2015, with The Dow Chemical Company pursuant to which the companies have agreed to effect an all-stock merger of equals, including the completion of the proposed transaction on anticipated terms and timing, the ability to fully and timely realize the expected benefits of the proposed transaction and risks related to the intended business separations contemplated to occur after the completion of the proposed transaction. Important risk factors relating to the proposed transaction and intended business separations include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the various approvals, authorizations and declarations of non-objection from certain regulatory and governmental authorities may not be obtained, on a timely basis or otherwise, including that these regulatory or governmental agencies may impose conditions on the granting of such approvals, including requiring the respective Dow and DuPont businesses to divest certain assets if necessary in order to obtain certain regulatory approvals or otherwise limiting the ability of the combined company to integrate parts of the DuPont and Dow businesses, (iii) the ability of Dow and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separations, including anticipated timing, any changes to the configuration of businesses included in the potential separation if implemented, (iv) the intended separation of the agriculture, material science and specialty products businesses of the combined company post-mergers in one or more tax efficient transactions on anticipated terms and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances, disruptions in the financial markets or other potential barriers, (v) continued availability of capital and financing and rating agency actions, (vi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect DuPont’s financial performance, and (vii) certain restrictions during the pendency of the merger that may impact DuPont’s ability to pursue certain business opportunities or strategic transactions. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement of Dow and DuPont and the prospectus of DowDuPont included in the definitive registration statement on Form S-4 (File No. 333-209869), (as amended, the Registration Statement). While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. The company undertakes no duty to publicly revise or update any forward-looking statements whether as a result of future developments, new information or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

# # #
1/24/17

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$5,211	$5,299	$24,594	$25,130
Cost of goods sold	3,147	3,409	14,469	15,112
Other operating charges (1)	182	46	686	459
Selling, general and administrative expenses (1)	964	1,075	4,319	4,615
Research and development expense	381	483	1,641	1,898
Other income, net (1)	(301)	(145)	(708)	(697)
Interest expense (1)	92	82	370	342
Employee separation / asset related charges, net (1)	393	770	552	810

Income (loss) from continuing operations before income taxes	353	(421)	3,265	2,591
Provision for (benefit from) income taxes on continuing operations (1)	101	(190)	744	696
Income (loss) from continuing operations after income taxes	252	(231)	2,521	1,895
Income (loss) from discontinued operations after income taxes	11	(25)	4	64

Net income (loss)	263	(256)	2,525	1,959

Less: Net (loss) income attributable to noncontrolling interests	(2)	(3)	12	6

Net income (loss) attributable to DuPont	$265	$(253)	$2,513	$1,953

Basic earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	$0.29	$(0.26)	$2.86	$2.10
Basic earnings (loss) per share of common stock from discontinued operations	0.01	(0.03)	—	0.07
Basic earnings (loss) per share of common stock (2)	$0.30	$(0.29)	$2.87	$2.17

Diluted earnings (loss) per share of common stock:
Diluted earnings (loss) per share of common stock from continuing operations	$0.29	$(0.26)	$2.85	$2.09
Diluted earnings (loss) per share of common stock from discontinued operations	0.01	(0.03)	—	0.07
Diluted earnings (loss) per share of common stock (2)	$0.30	$(0.29)	$2.85	$2.16

Dividends per share of common stock	$0.38	$0.38	$1.52	$1.72

Average number of shares outstanding used in earnings (loss) per share (EPS) calculation:
Basic	867,460,000	876,500,000	872,560,000	893,992,000
Diluted	872,363,000	881,727,000	877,036,000	899,527,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Income (loss) from continuing operations after income taxes (GAAP)	$252	$(231)	209%	$2,521	$1,895	33%
Less: Significant items charge included in income from continuing operations after income taxes (per Schedule B)	(384)	(411)		(421)	(348)
Non-operating pension/OPEB benefits (costs) included in income from continuing operations after income taxes (3)	187	(56)		(21)	(266)
Net (loss) income attributable to noncontrolling interest from continuing operations	(2)	(3)		12	6
Operating earnings (Non-GAAP) (4)	$451	$239	89%	$2,951	$2,503	18%

Earnings (loss) per share from continuing operations (GAAP)	$0.29	$(0.26)	212%	$2.85	$2.09	36%
Less: Significant items charge included in EPS (per Schedule B)	(0.44)	(0.47)		(0.48)	(0.39)
Non-operating pension/OPEB benefits (costs) included in EPS (3)	0.22	(0.06)		(0.02)	(0.29)
Operating earnings per share (Non-GAAP) (4)	$0.51	$0.27	89%	$3.35	$2.77	21%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$4,605	$5,300
Marketable securities	1,362	906
Accounts and notes receivable, net	4,971	4,643
Inventories	5,673	6,140
Prepaid expenses	506	398
Total current assets	17,117	17,387
Property, plant and equipment, net of accumulated depreciation (December 31, 2016 - $14,736; December 31, 2015 - $14,346)	9,231	9,784
Goodwill	4,180	4,248
Other intangible assets	3,664	4,144
Investment in affiliates	649	688
Deferred income taxes	3,308	3,799
Other assets	1,815	1,116
Total	$39,964	$41,166

Liabilities and Equity
Current liabilities
Accounts payable	$3,705	$3,398
Short-term borrowings and capital lease obligations	429	1,165
Income taxes	101	173
Other accrued liabilities	4,662	5,580
Total current liabilities	8,897	10,316
Long-term borrowings and capital lease obligations	8,107	7,642
Other liabilities	12,333	12,591
Deferred income taxes	431	417
Total liabilities	29,768	30,966

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at December 31, 2016 - 950,044,000; December 31, 2015 - 958,388,000	285	288
Additional paid-in capital	11,190	11,081
Reinvested earnings	14,924	14,510
Accumulated other comprehensive loss	(9,911)	(9,396)
Common stock held in treasury, at cost (87,041,000 shares at December 31, 2016 and December 31, 2015)	(6,727)	(6,727)
Total DuPont stockholders' equity	9,998	9,993
Noncontrolling interests	198	207
Total equity	10,196	10,200
Total	$39,964	$41,166

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Twelve Months Ended December 31,
	2016	2015
Total Company

Net income	$2,525	$1,959
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	939	1,104
Amortization of intangible assets	319	362
Net periodic pension benefit cost	572	591
Contributions to pension plans	(535)	(308)
Gain on sale of businesses and other assets	(436)	(59)
Asset-related charges	682	147
Other operating activities - net	366	106
Change in operating assets and liabilities - net	(1,132)	(1,586)
Cash provided by operating activities	3,300	2,316
Investing activities
Purchases of property, plant and equipment	(1,019)	(1,629)
Investments in affiliates	(19)	(76)
Payments for businesses - net of cash acquired	—	(152)
Proceeds from sale of businesses and other assets - net	316	156
Net increase in short-term financial instruments	(452)	(776)
Foreign currency exchange contract settlements	(385)	615
Other investing activities - net	45	34
Cash used for investing activities	(1,514)	(1,828)
Financing activities
Dividends paid to stockholders	(1,335)	(1,546)
Net (decrease) increase in borrowings	(240)	2,141
Repurchase of common stock	(916)	(2,353)
Proceeds from exercise of stock options	181	274
Cash transferred to Chemours at spin-off	—	(250)
Other financing activities - net	(18)	(89)
Cash used for financing activities	(2,328)	(1,823)
Effect of exchange rate changes on cash	(153)	(275)
Decrease in cash and cash equivalents	(695)	(1,610)
Cash and cash equivalents at beginning of period	5,300	6,910
Cash and cash equivalents at end of period	$4,605	$5,300

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow - Total Company
	Twelve Months Ended December 31,
	2016	2015
Cash provided by operating activities (GAAP)	$3,300	$2,316
Purchases of property, plant and equipment	(1,019)	(1,629)
Free cash flow (Non-GAAP)	$2,281	$687

(1) See Schedule B for detail of significant items.
(2) The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.
(3) Fourth quarter 2016 and year to date 2016, non-operating pension/OPEB benefits / (costs) include a $382 pre-tax curtailment gain ($254 after-tax or $0.29 per share) related to the changes to the U.S. Pension Plan and U.S. OPEB benefits announced in November 2016. Year to date 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.

(4) Operating earnings and operating earnings per share are defined as earnings from continuing operations excluding significant items and non-operating pension/OPEB costs. Non-operating pension/OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component.

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax(8)		($ Per Share)
	2016	2015	2016	2015	2016	2015
1st Quarter
Transaction costs(1)	$(24)	$(12)	$(21)	$(11)	$(0.02)	$(0.01)
Customer claims adjustment/recovery(4)	23	35	15	22	0.02	0.02
Gain on sale of entity(5)	369	—	214	—	0.24	—
Restructuring charges, net(2)	(77)	—	(48)	—	(0.06)	—
Asset impairment charge(3)	—	(37)	—	(30)	—	(0.03)
Ukraine devaluation(6)	—	(40)	—	(38)	—	(0.04)
1st Quarter - Total	$291	$(54)	$160	$(57)	$0.18	$(0.06)

2nd Quarter
Transaction costs(1)	$(76)	$(25)	$(59)	$(38)	$(0.07)	$(0.04)
Customer claims recovery(4)	30	—	19	—	0.02	—
Restructuring adjustments / charges(2)	90	(2)	59	(2)	0.07	—
Litigation settlement(7)	—	112	—	72	—	0.08
2nd Quarter - Total	$44	$85	$19	$32	$0.02	$0.04

3rd Quarter
Transaction costs(1)	$(122)	$(9)	$(91)	$(6)	$(0.10)	$(0.01)
Restructuring charges, net(2)	(17)	—	(14)	—	(0.02)	—
Asset impairment charge(3)	(158)	—	(111)	—	(0.13)	—
Customer claims adjustment/recovery(4)	—	147	—	94	—	0.11
3rd Quarter - Total	$(297)	$138	$(216)	$88	$(0.25)	$0.10

4th Quarter
Transaction costs(1)	$(164)	$(10)	$(131)	$(7)	$(0.15)	$(0.01)
Restructuring adjustments / charges(2)	42	(775)	25	(508)	0.03	(0.58)
Asset impairment charge(3)	(435)	—	(278)	—	(0.32)	—
Litigation settlement (7)	—	33	—	21	—	0.02
Customer claims adjustment/recovery (4)	—	130	—	83	—	0.10
4th Quarter - Total	$(557)	$(622)	$(384)	$(411)	$(0.44)	$(0.47)

Year-to-date Total (9)	$(519)	$(453)	$(421)	$(348)	$(0.48)	$(0.39)

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

(1)
Fourth, third, second, and first quarter 2016 included charges of $(164), $(122), $(76), and $(24), respectively, and fourth quarter 2015 included charges of ($10), recorded in selling, general and administrative expenses related to costs associated with the planned merger with The Dow Chemical Company and related activities. For fourth quarter 2016 and full year 2016, the effective tax rate for the total of pre-tax charges was 32.2% and 27.0%, respectively. A significant portion of the transaction costs are in the US; however, those costs are not always tax-deductible. In addition, the Company incurred $(20) in the fourth quarter 2016 of other tax costs related to the planned merger and related activities.

Third quarter and first quarter 2015 included charges of $(9) and $(12), respectively, recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment. Second quarter 2015 included charges of $(25) associated with transaction costs related to the separation of the Performance Chemicals segment consisting of $(5) recorded in other operating charges and $(20) recorded in interest expense. Second quarter 2015 also includes a tax charge of $(17) due to a state tax rate change associated with the separation.

(2)
Fourth, third, second and first quarter 2016 included benefits / (charges) of $14, $(17), $90 and $(2), respectively, associated with the 2016 Global Cost Savings and Restructuring Program. The fourth and second quarter benefits were primarily due to the reduction in severance and related benefit costs due to the elimination of positions at a lower cost than expected. The charges in the third and first quarters were primarily due to identification of additional asset-related charges with the first quarter charge being offset by reduction in severance and related benefit costs. The third quarter charge consisted of $(14) recorded in employee separation/asset related charges, net and $(3) recorded to other income, net. The fourth, second and first quarter benefits / (charges) were recorded in employee separation/asset related charges, net.

Fourth quarter 2015 included a $(798) restructuring charge consisting of $(793) recorded in employee separation/asset related charges, net and $(5) recorded in other income, net associated with structural actions across all businesses and staff functions globally to operate more efficiently by further consolidating businesses and aligning staff functions more closely with them. The charge included $(656) of severance and related benefit costs, $(109) of asset related charges, and $(33) of contract termination costs.

Fourth quarter 2016 included a benefit of $7 for reductions to the first quarter 2016 charge for La Porte site contract termination costs within the Agriculture segment. The first quarter 2016 included a $(75) restructuring charge related to the decision to not re-start the segment's insecticide manufacturing facility at the La Porte site located in La Porte, Texas. The first quarter charge included $(41) of asset related charges, $(18) of contract termination costs, and $(16) of employee severance and related benefit costs. The fourth quarter 2016 benefit and first quarter 2016 charge were recorded in employee separation/asset related charges, net.

Fourth quarter 2016 and fourth quarter 2015 included benefits of $21 and $23 for reductions to the previously recognized severance costs related to the 2014 restructuring program. Second quarter 2015 included a $(2) net restructuring charge primarily due to the identification of additional projects in certain segments, offset by lower than estimated individual severance costs and workforce reductions achieved through non-severance programs. The activity in 2016 and 2015 related to the 2014 restructuring program was recorded in employee separation/asset related charges, net.

(3)
During the fourth quarter 2016, a $(435) pre-tax impairment charge was recorded in employee separation / asset related charges, net related to the write-down of the company's uncompleted enterprise resource planning (ERP) system which the company had elected to defer further testing and deployment in fourth quarter 2015. The company intends to complete the ERP project, however, given the uncertainties related to timing as well as potential developments and changes to technologies in the market place at the time of restart, it can no longer be considered probable.

During third quarter 2016, a $(158) pre-tax impairment charge was recorded in employee separation / asset related charges, net related to the write-down of indefinite lived intangible assets within the Industrial Biosciences segment. The third quarter charge was the result of realignment of brand marketing strategies and a determination to phase out the use of certain acquired trade names.

During first quarter 2015, a $(37) pre-tax impairment charge was recorded in employee separation / asset related charges, net for a cost basis investment within the Other segment. The assessment resulted from the venture's revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions.

(4)
In the second quarter 2016, third quarter 2015 and first quarter 2015, the company recorded insurance recoveries of $30, $147 and $35, respectively, in other operating charges for recovery of costs for customer claims related to the use of the Agriculture's segment Imprelis® herbicide. First quarter 2016 and fourth quarter 2015 included benefits of $23 and $130, respectively, in other operating charges for reductions in the accrual for customer claims related to the use of the Imprelis® herbicide.

(5)
First quarter 2016 included a gain of $369 recorded in other income, net associated with the sale of the DuPont (Shenzhen) Manufacturing Limited entity, which held certain buildings and other assets. The gain is reflected as a Corporate item.

(6)
First quarter 2015 included a charge of $(40) in other income, net associated with remeasuring the company’s Ukrainian hryvnia net monetary assets. Ukraine’s central bank adopted a decision to no longer set the indicative hryvnia exchange rate. The hryvnia became a free-floating exchange rate and lost approximately a third of its value through the quarter.

(7)
Fourth and second quarter 2015 included gains of $33 and $112, respectively, net of legal expenses, recorded in other income, net related to the company's settlement of a legal claim. This matter relates to the Protection Solutions segment.

(8)
Unless specifically addressed in notes above, the income tax effect on significant items is calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

(9)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to the changes in average share calculations.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended December 31,		Twelve Months Ended December 31,
SEGMENT NET SALES (1)	2016	2015	2016	2015
Agriculture	$1,393	$1,550	$9,516	$9,798
Electronics & Communications	521	493	1,960	2,070
Industrial Biosciences	401	397	1,500	1,478
Nutrition & Health	809	807	3,268	3,256
Performance Materials	1,331	1,284	5,249	5,305
Protection Solutions	717	720	2,954	3,039
Other	39	48	147	184
Consolidated net sales	$5,211	$5,299	$24,594	$25,130

	Three Months Ended December 31,		Twelve Months Ended December 31,
SEGMENT OPERATING EARNINGS (1)	2016	2015	2016	2015
Agriculture	$(19)	$(54)	$1,758	$1,646
Electronics & Communications	98	87	358	359
Industrial Biosciences	67	78	270	243
Nutrition & Health	135	85	504	373
Performance Materials	328	281	1,297	1,216
Protection Solutions	142	147	668	641
Other	(48)	(71)	(215)	(235)
Total segment operating earnings	703	553	4,640	4,243
Corporate expenses	(88)	(160)	(340)	(573)
Interest expense	(92)	(82)	(370)	(322)
Operating earnings before income taxes and exchange gains (losses)	523	311	3,930	3,348
Net exchange gains (losses)(2)	106	(24)	(106)	93
Operating earnings before income taxes (Non-GAAP)	$629	$287	$3,824	$3,441
Non-operating pension/OPEB benefits (costs) (3)	281	(86)	(40)	(397)
Total significant items before income taxes	(557)	(622)	(519)	(453)
Income (loss) from continuing operations before income taxes (GAAP)	$353	$(421)	$3,265	$2,591

	Three Months Ended December 31,		Twelve Months Ended December 31,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (1)(4)	2016	2015	2016	2015
Agriculture	$14	$(30)	$(37)	$148
Electronics & Communications	(9)	(89)	4	(78)
Industrial Biosciences	2	(60)	(152)	(61)
Nutrition & Health	(3)	(46)	9	(50)
Performance Materials	(2)	(60)	5	(62)
Protection Solutions	4	(8)	14	105
Other	(8)	—	(11)	(40)
Total significant items by segment	(2)	(293)	(168)	(38)
Corporate expenses	(555)	(329)	(351)	(355)
Interest expense	—	—	—	(20)
Net exchange gains (losses)	—	—	—	(40)
Total significant items before income taxes	$(557)	$(622)	$(519)	$(453)

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)

Corporate Expenses
The reconciliation below reflects GAAP corporate expenses excluding significant items.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Corporate expenses (GAAP)	$643	$489	$691	$928
Less: Significant items charge (4)	555	329	351	355
Corporate expenses (Non-GAAP)	$88	$160	$340	$573

(1) Segment operating earnings is defined as income (loss) from continuing operations before income taxes excluding significant pre-tax benefits (charges), non-operating pension/OPEB costs, exchange gains (losses), corporate expenses and interest. DuPont Sustainable Solutions, previously within the company's former Safety & Protection segment (now Protection Solutions) was comprised of two business units: Clean Technologies (CleanTech) and Consulting Solutions.  Effective January 1, 2016, the CleanTech business is reported in the Industrial Biosciences segment and the Consulting Solutions business unit is reported within Other.  Reclassifications of prior year data have been made to conform to current year classifications.

(2)  See Schedule D for additional information on exchange gains and losses.  Year to date 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes the impact of a $23 exchange loss on non-operating pension.

(3) Fourth quarter 2016 and year to date 2016, non-operating pension/OPEB benefits (costs) include a $382 pre-tax curtailment gain ($254 after-tax or $0.29 per share) related to the changes to the U.S. Pension Plan and U.S. OPEB benefits announced in November 2016. Year to date 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.

(4) See Schedule B for detail of significant items.

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Income (loss) from continuing operations after income taxes (GAAP)	$252	$(231)	$2,521	$1,895
Add: Provision for (benefit from) for income taxes on continuing operations	101	(190)	744	696
Income (loss) from continuing operations before income taxes	$353	$(421)	$3,265	$2,591
Add: Significant items charge before income taxes(1)	557	622	519	453
Add: Non-operating pension/OPEB (benefits) costs (2)	(281)	86	40	397
Operating earnings before income taxes (Non-GAAP)	$629	$287	$3,824	$3,441
Less: Net (loss) income attributable to noncontrolling interests from continuing operations	(2)	(3)	12	6
Add: Interest expense (1)	92	82	370	322
Adjusted EBIT from operating earnings (Non-GAAP)	723	372	4,182	3,757
Add: Depreciation and amortization	279	303	1,258	1,338
Adjusted EBITDA from operating earnings (Non-GAAP)	$1,002	$675	$5,440	$5,095

Reconciliation of Operating Costs to Consolidated Income Statement Line Items
GAAP operating costs is defined as other operating charges, selling, general and administrative expenses, and research and development expense. The reconciliation below reflects operating costs excluding significant items and non-operating pension/OPEB (benefits) costs.

	Three Months Ended December 31, 2016				Three Months Ended December 31, 2015
	As Reported (GAAP)	Less: Significant Items (1)	Less: Non-Operating Pension/OPEB Benefits	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items (1)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$182	$—	$—	$182	$46	$(130)	$—	$176
Selling, general and administrative expenses	964	164	(112)	912	1,075	10	35	1,030
Research and development expense	381	—	(42)	423	483	—	13	470
Total	$1,527	$164	$(154)	$1,517	$1,604	$(120)	$48	$1,676

	Twelve Months Ended December 31, 2016				Twelve Months Ended December 31, 2015
	As Reported (GAAP)	Less: Significant Items (1)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items (1)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$686	$(53)	$—	$739	$459	$(286)	$—	$745
Selling, general and administrative expenses	4,319	386	16	3,917	4,615	10	150	4,455
Research and development expense	1,641	—	6	1,635	1,898	—	56	1,842
Total	$6,646	$333	$22	$6,291	$6,972	$(276)	$206	$7,042

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as earnings excluding significant items and non-operating pension/OPEB costs.

	Quarter ended March 31,
	2017 Outlook	2016 Actual
EPS from continuing operations (GAAP)	$1.14	$1.39

Significant items (1), (3)
Transaction costs (3)	(0.15)	(0.02)
Gain on sale of entity	—	0.24
Restructuring charges, net	—	(0.06)
Customer claims adjustment	—	0.02

Non-operating pension/OPEB costs - estimate	(0.07)	(0.05)

Operating EPS (Non-GAAP)	$1.36	$1.26

Exchange Gains/Losses on Operating Earnings (1)
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other loss, net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gains (losses)	$13	$(23)	$198	$(320)
Local tax (expenses) benefits	(97)	(44)	(126)	(70)
Net after-tax impact from subsidiary exchange (losses) gains	$(84)	$(67)	$72	$(390)

Hedging Program Gain (Loss)
Pre-tax exchange gains (losses)	$93	$(1)	$(304)	$413
Tax (expenses) benefits	(33)	—	110	(150)
Net after-tax impact from hedging program exchange gains (losses)	$60	$(1)	$(194)	$263

Total Exchange Gain (Loss)
Pre-tax exchange gains (losses) (4)	$106	$(24)	$(106)	$93
Tax (expenses) benefits	(130)	(44)	(16)	(220)
Net after-tax exchange losses	$(24)	$(68)	$(122)	$(127)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Income (loss) from continuing operations before income taxes (GAAP)	$353	$(421)	$3,265	$2,591
Add: Significant items - charge (2)	557	622	519	453
Non-operating pension/OPEB (benefits) costs (1)	(281)	86	40	397
Less: Net exchange gains (losses) (4)	106	(24)	(106)	93
Income from continuing operations before income taxes, significant items, exchange gains (losses), and non-operating pension/OPEB costs (Non-GAAP)	$523	$311	$3,930	$3,348

Provision for (benefit from) income taxes on continuing operations (GAAP)	$101	$(190)	$744	$696
Add: Tax benefits on significant items	173	211	98	105
Tax (expenses) benefits on non-operating pension/OPEB benefits/costs	(94)	30	19	131
Tax expenses on exchange gains/losses	(130)	(44)	(16)	(220)
Provision for income taxes on continuing earnings, excluding exchange gains(losses) (Non-GAAP)	$50	$7	$845	$712

Effective income tax rate (GAAP)	28.6%	45.1%	22.8%	26.9%
Significant items and non-operating pension/OPEB costs effect	—%	(27.3)%	(0.3)%	0.2%
Tax rate, from continuing operations before significant items and non-operating pension/OPEB benefits/costs	28.6%	17.8%	22.5%	27.1%
Exchange gains (losses) effect	(19.0)%	(15.5)%	(1.0)%	(5.8)%
Base income tax rate from continuing operations (Non-GAAP)	9.6%	2.3%	21.5%	21.3%

(1) See Schedule B for detail of significant items.
(2) Fourth quarter 2016 and year to date 2016, non-operating pension/OPEB (benefits) costs include a $(382) pre-tax curtailment gain ($(254) after-tax or $(0.29) per share) related to the changes to the U.S. Pension Plan and U.S. OPEB benefits announced in November 2016.Year to date December 31, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.

(3) The 2017 first quarter outlook for significant items includes the current estimate for first quarter transaction costs associated with the planned merger with The Dow Chemical Company and related activities. It does not include expected gain related to the sale of the company's Nutrition & Health food safety diagnostics business which is expected to close during the first half of 2017 pending customary closing conditions.

(4) Year to date December 31, 2015 exchange gains (losses), on an operating earnings basis (Non-GAAP), excludes a $23 exchange loss on non-operating pension.